EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND AN INCREASE IN THE BORROWING BASE TO $375 MILLION RAISING AVAILABLE LIQUIDITY TO $212 MILLION

HOUSTON, May 6, 2010 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the first quarter of 2010, which included the following highlights:

Results for the First Quarter 2010 --

•	Production of 8.3 Bcfe, or 91,855 Mcfe/d

•	Revenue of $39.0 million or Adjusted Revenue of $43.9 million, including the impact of realized hedges

•	Net Income of $19.7 million, or Adjusted Net Income of $11.2 million before the net non-cash items noted below

•	EBITDA, as defined below, of $32.3 million

Production volumes during the three months ended March 31, 2010 were the same as in the first quarter of 2009 at 8.3 Bcfe and lower by 0.4 Bcfe from fourth quarter 2009 production of 8.7 Bcfe.  The change in production was primarily due to new Barnett Shale wells offset by a sale of an interest in a portion of Barnett Shale acreage to Sumitomo Corporation in December of 2009 and by normal production declines.  Adjusted revenues from the sale of oil and natural gas production were $43.9 million for the first quarter of 2010, which includes oil and gas revenues of $39.0 million and realized hedge gains of $4.9 million, compared to $49.5 million for the first quarter of 2009, which includes oil and gas revenues of $30.7 million and realized hedge gains of $18.8 million.  The decrease in adjusted revenues was primarily driven by lower realized oil and gas prices.  Carrizo’s average natural gas sales price decreased ten percent to $5.10 per Mcf for the first quarter of 2010 compared to $5.63 per Mcf for the first quarter of 2009 and the average oil sales price decreased 26% to $76.13 per barrel for the first quarter of 2010 compared to $102.42 per barrel for the first quarter of 2009.  The above prices include the impact of realized hedges.  Results excluding the impact of realized hedges are presented in the table below.

For the quarter ended March 31, 2010, the Company reported adjusted net income of $11.2 million, or $0.36 per basic and diluted share, excluding an aggregate net $8.5 million non-cash, after–tax gain, comprised of (1) an unrealized mark-to-market gain of $11.3 million on derivatives, (2) stock-based compensation expense of $1.4 million, (3) non-cash interest expense of $1.3 million associated with the amortization of the equity premium on the Company’s convertible notes, and (4) bad debt expense of $0.1 million.  For the quarter ended December 31, 2009, the Company reported adjusted net income of $12.5 million, or $0.41 and $0.40 per basic and diluted share, respectively, excluding an aggregate net $138.0 million non-cash, after–tax charge, comprised of (1) the impairment of oil and natural gas properties of $140.7 million, (2) an unrealized mark-to-market gain of $7.3 million on derivatives, (3) stock-based compensation expense of $2.2 million, (4) an impairment of investment of $1.3 million, (5) non-cash interest expense of $1.0 million associated with the amortization of the equity premium on the Company’s convertible notes, and (6) bad debt expense of $0.1 million.  The Company reported net income of $19.7 million, or $0.64 and $0.63 per basic and diluted share, respectively, for the quarter ended March 31, 2010, as compared to net loss of $125.5 million, or $4.07 per basic and diluted share, for the same quarter during 2009.

EBITDA (earnings before interest, income tax, depreciation, depletion and amortization expenses, impairment of oil and natural gas properties and certain other items described in the table below) during the first quarter of 2010 was $32.3 million, or $1.04 and $1.03 per basic and diluted share, respectively, as compared to $37.2 million, or $1.21 and $1.19 per basic and diluted share, respectively, during the first quarter of 2009.

Lease operating expenses (excluding production taxes, ad valorem taxes and transportation costs) were $3.7 million (or $0.45 per Mcfe) during the three months ended March 31, 2010 as compared to $5.2 million (or $0.63 per Mcfe) for the first quarter of 2009.  The decrease in lease operating expenses was due to a decrease in service costs.  The decline in service costs per Mcfe was driven primarily by the increase in production from our Tarrant County Barnett Shale area, which has comparatively less associated salt water production that must be disposed of than production from other areas.

Transportation costs were $1.3 million (or $0.16 per Mcfe) during the first quarter of 2010 as compared to $3.3 million (or $0.40 per Mcfe) during the first quarter of 2009. The decrease in transportation costs per Mcfe was largely due to a change in contracting strategy effective July 1, 2009 whereby natural gas production is now sold at the wellhead.

Production taxes were $0.9 million during the first quarter of 2010 as compared to a net benefit of $1.3 million during the first quarter of 2009.  The increase is largely attributable to a $1.9 million severance tax refund in the first quarter of 2009 on certain wells that qualified for a tight-gas sands tax credit for prior production periods.

Depreciation, depletion and amortization expenses (“DD&A”) were $9.8 million during the first quarter of 2010 ($1.19 per Mcfe) as compared to $15.3 million ($1.85 per Mcfe) during the first quarter of 2009.  The lower DD&A expenses were due primarily to a lower depletion rate resulting from the impairment charges in the first and fourth quarters 2009, and due to lower overall finding costs of new reserves added in the fourth quarter of 2009.

Low oil and gas prices during 2009 caused the discounted present value (discounted at 10 percent) of future net cash flows from proved oil and gas reserves to fall below the net book basis of the proved oil and gas properties. This resulted in a pre-tax non-cash ceiling test write-down of $216.4 million at the end of the first quarter of 2009.  There was no such write-down at the end of the first quarter of 2010.

General and administrative expenses (“G&A”) were $4.4 million during the three months ended March 31, 2010 as compared to $4.3 million during the three months ended March 31, 2009.

Non-cash, stock-based compensation expense was $2.2 million for the three months ended March 31, 2010 compared to $3.4 million for the same period in 2009. The decrease was primarily due to additional deferred compensation awards that vested in the first quarter of 2009 related to the payment of 2008 discretionary stock-based bonuses to non-executive employees.

A $22.5 million net gain on derivatives was recorded for the first quarter of 2010 compared to a net gain of $30.1 million for the first quarter of 2009. The first quarter 2010 gain consisted of (1) the unrealized mark-to-market gain on natural gas derivatives of $17.6 million and (2) the realized gain on natural gas derivatives of $4.9 million. The first quarter 2009 gain consisted of (1) the unrealized mark-to-market gain on natural gas derivatives of $11.3 million, and (2) the realized gain on natural gas derivatives of $18.8 million.

Cash interest expense, net of amounts capitalized, was $3.2 million for the first quarter of 2010 compared to $2.5 million for the first quarter of 2009. The increase was primarily attributable to lower levels of capitalized interest and increased interest expense associated with the higher debt levels on the revolving credit facility.

Interest expense (non-cash), net of amounts capitalized increased to $2.1 million for the first quarter of 2010 from $1.6 million for the first quarter of 2009, due to lower levels of capitalized interest.

Effective May 5, 2010, the Company’s banking syndicate, led by Wells Fargo as administrative agent, agreed to increase the borrowing base under the Company’s senior credit facility to $375 million from $350 million, representing an increase of $25 million. As of April 30, 2010, the outstanding balance under the senior credit facility was approximately $163 million (or 43% of the $375 million borrowing base), representing available liquidity of $212 million.

Carrizo President and CEO S.P. “Chip” Johnson IV commented, “Our Barnett Shale development continues to proceed according to plan, with new wells performing at or above our expectations. Our fracing and completion program at our project on the University of Texas at Arlington campus is ahead of schedule. Though we had to shut in the six producing wells for varying periods during the frac process, they are currently all back on line. Eight of the sixteen new wells on the pad were completed in April, recently began flowback, and are now selling gas at expected rates and flowing pressures while cleaning up. The remaining eight new wells will be completed beginning in late May.

“We are moving forward in the execution of our new strategy to increase our liquids production. We recently closed on the acquisition of the previously disclosed Niobrara acreage block, with the final lease position amounting to over 45,800 net acres, all in Weld County, CO. We expect to have a Niobrara rig contracted to begin drilling in the third quarter. We have acquired more than 9,000 net acres in the Eagleford Shale and have secured a rig to drill our initial well in LaSalle County, TX later this summer. We continue to add to our leasehold in both plays. In the Marcellus Shale, we are preparing to fracture stimulate our wells drilled in West Virginia and are acquiring 3-D seismic data over our leases in Susquehanna, PA. We plan to commence full scale horizontal development drilling in this area in the fall.”

The company will host a conference call to discuss 2010 first quarter financial results on Thursday, May 6, 2010 at 10:00 AM Central Daylight Time.  To participate in the call, please dial (800) 920-2776 ten minutes before the call is scheduled to begin. A replay of the call will be available through Thursday, May 13, 2010 at (800) 633-8284.  The conference ID for the replay is 21468337.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=158307 or by visiting our website at http://www.crzo.net/ clicking on "Investor Relations" and then clicking on "2010 First Quarter Earnings Conference Call Webcast". To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

Statements in this news release, including but not limited to those relating to reserves, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including, level of debt, exposure to risk associated with lenders and leverage, expected drilling, completion of wells, seismic acquisitions, fracture stimulating and production efficiencies, maintenance of staff and technical capabilities, exploitation of assets in the Barnett and Marcellus Shales, timing of completion and drilling of wells, completion and pipeline connections and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include market and other conditions, capital needs and uses, commodity price changes, effects of the global financial crisis on exploration activity, availability of rigs and service crews, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, future ceiling test write-downs, the availability of debt and other financing, availability of capital and equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2010	2009 (A)

Oil and natural gas revenues	$38,964,061	$30,653,785

Costs and expenses:
Lease operating expenses	3,749,991	5,183,109
Transportation expenses	1,333,412	3,279,400
Production tax expense (benefit)	904,780	(1,322,444)
Ad valorem taxes	1,204,328	897,197
Depreciation, depletion and amortization	9,841,400	15,275,647
Impairment of oil and natural gas properties (1)	-	216,391,139
General and administrative expenses	4,396,880	4,252,132
Accretion expense related to asset retirement obligations	51,286	71,413
Bad debt expense	123,254	221,682
Stock-based compensation expense	2,164,007	3,425,964

Total costs and expenses	23,769,338	247,675,239

Operating income (loss)	15,194,723	(217,021,454)

Unrealized mark-to-market gain on derivatives, net	17,627,275	11,279,650
Realized gain on derivatives, net (2), (3), (4)	4,922,321	18,809,878
Impairment of investment	-	(2,090,805)
Other income and expenses, net	29,565	45,464
Interest income	975	5,190
Interest expense (cash), net of amounts capitalized (5)	(3,218,302)	(2,539,317)
Interest expense (non-cash), net of amounts capitalized (6)	(2,122,670)	(1,569,135)

Income (Loss) before income taxes	32,433,887	(193,080,529)

Income tax expense (benefit)	12,698,048	(67,535,545)

Net Income (Loss)	$19,735,839	$(125,544,984)

ADJUSTED net income available to common shares (7)	$11,230,478	$12,527,415

EBITDA	$32,326,556	$37,219,732

Basic net income (loss) per common share	$0.64	$(4.07)

Diluted net income (loss) per common share	$0.63	$(4.07)

ADJUSTED basic net income per common share (7)	$0.36	$0.41

ADJUSTED diluted net income per common share (7)	$0.36	$0.40

Basic weighted average common shares outstanding	31,071,067	30,882,571

Diluted weighted average common shares outstanding	31,514,572	31,176,452

______________________________
(A) Results include the impact of a correction to the 1Q09 ceiling test impairment as described in the Company's 10-Q/A for the quarter ended March 31, 2009. Also refer to Summary of Adjustment Impact to First Quarter 2009 Statement of Operations on the last page of this earning release.

(1) The 2009 impairment was based on subsequent pricing on May 6, 2009 as permitted under SEC guidelines in effect at the time. This option is no longer permitted effective December 31, 2009 upon adoption of new oil and gas reserve reporting requirements.

(2) Includes reclassification in the 1st quarter of 2010 of approximately $0.3 million from general and administrative expenses to realized gain (loss) on derivatives, net, for agency fees to enter into certain derivative positions.

(3) Includes reclassification in the 1st quarter of 2010 of approximately $0.2 million from unrealized mark-to-market gain (loss) on derivatives, net, to realized gain (loss) on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods.

(4) Includes reclassification in the 1st quarter of 2009 of approximately ($3.8) million from realized gain (loss) on derivatives, net, to mark-to-market gain (loss) to match settled hedges to the production months in each reporting period.

(5) Interest expense (cash), net of amounts capitalized, consists of the following:

Gross interest expense	$(5,911,321)	$(5,599,871)
Capitalized interest	2,693,019	3,060,554

(6) Non-cash Interest expense, comprising amortization of equity premium on Convertible Notes per adoption of new accounting guidelines related to convertible debt instruments that may be settled in cash (including partial cash payment) upon conversion and non cash amortization of all debt issuance costs, consists of:

Gross interest expense	$(3,898,882)	$(3,460,362)
Capitalized interest	1,776,212	1,891,227

(7) Excludes the impact of the unrealized mark-to-market gain on derivatives, stock-based compensation expense, non-cash interest expense, bad debt expense, impairment of oil and natural gas properties and impairment of investment.

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CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	3/31/2010	12/31/2009
	(unaudited)	(unaudited)
ASSETS:
Cash and cash equivalents	$2,366,984	$3,837,168
Fair value of derivative financial instruments	25,258,729	8,403,769
Other current assets	30,148,239	23,159,647
Deferred income taxes	65,050,967	70,217,281
Property and equipment, net	783,373,432	733,700,166
Other assets	19,902,105	20,433,034
Investments	3,340,879	3,357,702

TOTAL ASSETS	$929,441,335	$863,108,767

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$78,072,049	$79,330,794
Current maturities of long-term debt	307,306	147,633
Other current liabilities	12,567,933	3,250,972
Long-term debt, net of current maturities	559,742,086	520,187,931
Other liabilities	8,874,964	9,763,408
Fair value of derivative financial instruments	194,688	2,818,446
Equity	269,682,309	247,609,583

TOTAL LIABILITIES AND EQUITY	$929,441,335	$863,108,767

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CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED
Reconciliation of Net Income to EBITDA	MARCH 31,
	2010	2009

Net Income	$19,735,839	$(125,544,984)

Adjustments:
Depreciation, depletion and amortization	9,841,400	15,275,647
Unrealized mark-to-market gain (loss) on derivatives	(17,627,275)	(11,279,650)
Interest expense (cash and non-cash), net of amounts capitalized and interest income	5,339,997	4,103,261
Income tax expense (benefit) (1)	12,698,048	(67,535,545)
Impairment of investment	-	2,090,805
Stock based compensation expense	2,164,007	3,425,964
Bad debt expense	123,254	221,682
Accretion expense related to asset retirement obligations	51,286	71,413
Impairment of oil and natural gas properties	-	216,391,139

EBITDA, as defined	$32,326,556	$37,219,732

EBITDA per basic common share	$1.04	$1.21

EBITDA per diluted common share	$1.03	$1.19

(1) - Includes approximately $16,000 and $120,000 for current income taxes in 2010 and 2009, respectively.

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	37,752	44,049
Natural gas (Mcf)	8,040,418	7,994,231
Natural gas equivalent (Mcfe)	8,266,930	8,258,525
Days in Period (Do Not Print)	90	90
	91,855	91,761

Average sales prices-

Oil and condensate (per Bbl)	$76.13	$39.38
Oil and condensate (per Bbl) - with hedge impact	$76.13	$102.42
Natural gas (per Mcf)	$4.49	$3.63
Natural gas (per Mcf) - with hedge impact	$5.10	$5.63	(1)
Natural gas equivalent (per Mcfe)	$4.71	$3.72

(1) - Previously reported prices for 2009 have been adjusted for the reclassification made to mark-to-market gain (loss) on derivatives to match settled hedges to the production months reported in each period.

CARRIZO OIL & GAS, INC.
Summary of Adjustment Impact to First Quarter 2009 Statement of Operations (A)
(In Millions)

	Three Months Ended
	March 31, 2009
	Original	As Adjusted	Change
Impairment of oil and natural gas properties	$252.2	$216.4	$(35.8)
Depletion, depreciation and amortization	$16.5	$15.3	$(1.2)
Impairment of investment	$-	$2.1	$2.1
Net loss	$148.3	$125.5	$(22.8)

(A) - Refer to the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 and the Company's Form 8-K filed with the SEC on August 10, 2009 for more discussion on the correction to the ceiling test impairment.